2MDOpinion, Inc.

2MDOpinion offers global medical second opinions, providing patients with trusted health advice & personalized treatment plans to improve healthcare delivery. Using IBM AI to generate EMR reports & instant audio translation in 90+ languages, across 48+ specialties in North America & the Middle East.

Invest

$100 minimum investment

DEADLINE: February 27, 2026
in 3 months

SHARE PRICE
$2

TOTAL RAISED ON NETCAPITAL
$12,700

TOTAL RAISED THIS ROUND
$12,700

VALUATION THIS ROUND
$14,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The Power of a Second Opinion: The power of a Medical Second opinion when faced with a serious medical diagnosis for yourself or a loved one cannot be overstated. Yet, finding a qualified medical professional to provide this critical perspective can be challenging.

The Need: 2MDOpinion addresses this challenge with a clear mission: helping those who are in need of a second medical opinion worldwide.

Global Network: Access to over 100 medical specialists and specialties.

Comprehensive Expertise: Specialists available across a wide range of medical fields.

Patient-Centric Approach: Designed for individuals seeking the reassurance of a well-informed medical decision in their own language or availability of alternate treatment plans. 2MDOpinion is dedicated to making expert opinions available to everyone, regardless of location or language.

Worldwide Reach: Medical specialists accessible to patients across the globe.

Seamless Communication: Enhanced by IBM AI instant language translation and automatic generation of EMR reports, breaking down language barriers and improving accessibility.



With 2MDOpinion, patients and their families gain peace of mind, knowing they have access to the best possible guidance when making important medical decisions.

SUCCESS TO DATE

- TCE Group* has **launched in Canada and in Egypt.**
- TCE Group **provided services to over seventy patients** through relationships with local clinics and US specialists.
- TCE Group is in **discussions with a multi clinic business** in Egypt to use TCE Group's Echo technology.
- There are current efforts to expand **2MDOpinion into Saudi Arabia, Jordan and the UAE**.

**TCE Group, a Canadian company that is solely owned by Amr Bannis (CEO of the Company), is an IBM business partner that uses watsonx.AI impeded technology in TCE Group's Echo technology for instant audio translation and automatic medical report generation. TCE Group owns the Echo technology and plans to license it to the Company.*

PROBLEM

Patients with serious medical diagnosis normally have multiple options of treatments each with its own benefits, risks and cost or insurance coverage. Every patient is seeking the best option that suits his/her particular medical and personal case. **Finding the right medical specialist to confirm or suggest the best alternative treatment in a convenient & short time is often challenging.** Normally patients have limited access to alternative treatment options within their geographical location. Also, connecting specialists in different languages or different time zones limits the patients' access and makes providing medical service prohibitive.

SOLUTION

The increasing complexity and severity of chronic diseases is compelling patients to seek second opinions from other physicians and healthcare experts to ensure proper diagnosis and optimal treatment plans. This is resulting in rising demand for medical second opinions.

The cancer segment dominated the medical second opinion market in 2024 and is expected to continue its dominance over the forecast period. Rising prevalence of various types of cancers such as lung cancer, breast cancer, prostate cancer, colorectal cancer and others is a key factor driving the segment. As per the WHO, cancer burden has risen to 18.1 million new cases and 9.6 million cancer deaths in 2018. Growing awareness about seeking second opinions for complex cancer cases is also contributing to the growth of this segment.

2MDOpinion provides patients with convenient access to global specialists resolving complex appointment scheduling, using IBM watsonx.AI to automatically generate EMR medical reports and provides AI language translation, unlike competitor's solution offered in one language in local regions with a limited number of specialists. With 100 languages supported and more than 50 specialities, the services reach is much higher than comparable services. Also, health insurance providers are encouraging the use of second medical opinions to avoid unnecessary medical interventions and curb healthcare costs.

In addition, **2MDOpinion offers triage support to patients helping them identify the most appropriate specialists** to their medical case. Such convenience increases patients' adoption and upsells other services such as medical tourism and offshore treatment generating additional higher value commissions & revenue.

Commercializing our language translation and automatic generation of EMR reports as a service directly to clinics, hospitals and physicians may generate additional high revenue streams as it can save clinicians 8 minutes per each encounter and up to 160 minutes per day.



The global medical second opinion market size is calculated at USD 7.12 billion in 2024 and is expected to be worth around USD 20.45 billion by 2031, growing at a CAGR of 16.3% from 2024 to 2031.

Coherent Market Insights

BUSINESS MODEL

Revenue streams are generated from these areas:

- 30% Fees already charged for doctor appointments with potential subscription fees planned in the future or additional usage fee once application passed BETA testing
- Other planned fees are: language translation services fees, referral commission fees, fees to doctors for EMR report generation.

On a global basis, anyone that determines that a second medical opinion is of interest can achieve the goal by contacting 2MDOpinion.com.

PRESS

- Blog – 2MD Opinion
- Amr Bannis, P.Eng. – LinkedIn

TEAM



Amr Bannis, P.Eng.
CEO
https://www.linkedin.com/in/abannis/

Held major turnaround technology positions for over 40 years for tier 1 international companies in Canada & Middle East including Schlumberger, Honeywell, Shell, SNC & Sone and Webster. Currently; Founder and CEO of a leading Canadian innovative technology corporation specializing in digital healthcare applications and ecosystem integration. Utilizing mobile apps, custom hardware and internet platforms to reduce healthcare wait times and improve care efficiency for enhanced patient convenience, while creating a new worldwide mile-stone with IBM in applying AI in the digital healthcare industry.



Ehsan Hallaji, Bsc., MASc.
PhD Candidate, Big Data/AI Developer
https://www.linkedin.com/in/ehsan-hallaji/

Mr. Ehsan Hallaji is a Machine Learning Engineer at TCE Group, where he is advancing large language models and speech recognition technologies for healthcare applications. He earned his B.Sc. in software engineering in 2015 and worked as a network administrator from 2012 to 2016. He then pursued an M.A.Sc. in electrical and computer engineering at the University of Windsor, graduating in 2018. After completing his master's, Ehsan worked as a research associate before beginning his Ph.D. in 2020 at the same institution, where he also served as a research assistant. During his time at the University of Windsor, he completed several projects focused on industrial applications of machine learning. In 2023, he joined TCE Group.



Pedram Ahadinejad, PhD candidate
Health Informatic
https://www.linkedIn.com/in/pedram-ahadinjad/

Highly skilled AI Software Engineer, with 7 years of experience in machine learning, data science, system design, AI tool design specialized in human-computer interaction design. Additionally, the ability to design AI tools that empower the user, from prototype concepts to advanced technical solutions. Lead multiple projects with diverse teams by defining technical goals to deliver meaningful value to end users.



Gamal Metwaly
CTO
https://www.linkedin.com/in/gamal-metwally-64671b4/

Gamal has over 35 years of experience in innovative solutions and senior management. He is leading several teams developing Software Products, IT, IoT, Telecom solutions and Health Solutions internationally.

He is leading business development globally and leading the NTG Health Solutions line of business and AI solutions and is partner of several Health Service companies and other companies.

Gamal has held progressively senior positions in software development, integration, testing, operations, product management and project management at IBM and Nortel Networks. He holds a B.Sc. in Electrical Engineering, Electronics and Communication.



Dr. Kareem Bannis, MD

Board Certified Internal Medicine & Geriatric Medicine, Fellow Mayo Clinic Scottsdale
https://www.linkedin.com/in/kareem-bannis-md-a8602492/

Dr. Kareem Bannis is an internist and Geriatric specialist practicing in Phoenix, Arizona. He received his medical degree from the American University of Antigua College of Medicine and has been in practice in Arizona for more than 11 years. Dr. Kareem Bannis, MD has expertise in treating chronic diabetes, pneumonia, chronic high blood pressure, among many other conditions.

Dr. Bannis has been actively using telemedicine for patients' care and remote patient monitoring for the last 5 years.

He acts as the lead medical advisor to the 2MDOpinion team and is a consulting doctor for primary and second medical opinion services.

INVESTOR INVITATION

Every family, at one time or another, has to deal with a serious medical condition with a family member. We offer the technology and service to connect with medical expertise that can be trusted with a professional second opinion.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Employee compensation	$440,000	44.0%
Development and Support	$307,278	30.7%
Marketing expenses	$106,365	10.6%
Asset operating expenses	$97,357	9.7%
Intermediary fees	$49,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in 2MDOpinion, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of February 27, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	7,500,000 shares
×	$2 per share
	$15,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 11, 2024
- Form C/A on February 20, 2025
- Form C/A on March 20, 2025
- Form C/A on April 17, 2025
- Form C/A on June 30, 2025
- Form C/A on July 7, 2025
- Form C/A on September 12, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Nov 12, 2025 • 2MDOpinion through its affiliate and founder...

Nov 10, 2025 • 2MDOpinion, Inc., through its affiliated...

Oct 15, 2025 • 2MDOpinion, Inc. announces that the we have...

Sep 24, 2025 • Last week, our team had the privilege of...

Sep 12, 2025 • Filed Form C/A

Sep 10, 2025 • The Journey begins in Egypt Revive the energy...

Sep 9, 2025 • General Invest Equipment, an European...

Sep 9, 2025 • On September 2, in Cairo, we proudly introduced...

Jul 7, 2025 • Filed Form C/A

Jul 5, 2025 • We were truly honored to be present at the...

Jun 30, 2025 • Filed Form C/A

May 12, 2025 • Thank you to everyone who stopped by our booth...

May 8, 2025 • Amr Bannis, CEO, 2MDOpinion, Inc., is pleased...

May 6, 2025 • We are pleased to announce that the second...

May 5, 2025 • Amr Bannis, P.Eng. CEO, 2MDOpinion, Inc.,...

May 5, 2025 • Amr Bannis, P.Eng. CEO, 2MDOpinion, Inc.,...

Apr 17, 2025 • Filed Form C/A

Mar 20, 2025 • Filed Form C/A

Mar 9, 2025 • TCE Group (founder of 2MDopinion) among 18...

Mar 9, 2025 • We thank Robin Arthur Joffe, Partner - Managing...

Feb 20, 2025 • Filed Form C/A

Feb 9, 2025 • TCE Group meeting with prospective business...

Feb 2, 2025 • Founders of 2MDopinion signed a dynamic...

Feb 2, 2025 • The Founders of 2MDopinion participated in Arab...

Dec 11, 2024 • Filed Form C

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